ATTENTION:
PLEASE NOTE THAT, FOR YOUR CONVENIENCE, THIS ACCO BRANDS CORPORATION INCENTIVE PLAN CASH-BASED AWARD AGREEMENT IS DIVIDED INTO TWO PARTS, BOTH OF WHICH MAKE UP THE FULL AGREEMENT. THIS AGREEMENT IS PART ONE OF TWO. PLEASE ENSURE THAT YOU READ THIS AND THE OTHER PART OF THIS AGREEMENT, WHICH CAN BE FOUND ON THE “GRANT ACCEPTANCE: VIEW/ACCEPT GRANT” SCREEN OF THE E*TRADE SYSTEM.

2019 ACCO BRANDS CORPORATION INCENTIVE PLAN
CASH-BASED AWARD AGREEMENT
THIS CASH-BASED AWARD AGREEMENT, including the Participant Covenants set forth in Exhibit A hereto (“Participant Covenants”), (collectively, the “Agreement”) is made and entered into and effective [____] (the “Grant Date”) by and between ACCO Brands Corporation, a Delaware corporation (collectively with all Subsidiaries, the “Company”) and [__________] (“Participant”).
WHEREAS, the Company desires to grant to the Participant a Cash-Based Award under the 2019 ACCO Brands Corporation Incentive Plan (the “Plan”) as set forth in this Agreement.
NOW THEREFORE, the Company and the Participant agree as follows:
1.Plan Governs; Capitalized Terms. This Agreement is made pursuant to the Plan, and the terms of the Plan are incorporated into this Agreement, except as otherwise specifically stated herein. Capitalized terms used in this Agreement that are not defined in this Agreement shall have the meanings as used or defined in the Plan. References in this Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision. To the extent any terms and conditions herein conflict with the terms and conditions of the Plan, the terms and conditions of the Plan shall control except to the extent the Plan provides that the Agreement may vary the terms of the Plan.
2.Award. The Company hereby grants to the Participant on the Grant Date a Cash-Based Award equal to [ ]. The Cash-Based Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant a cash payment upon vesting in accordance with Section 3 and settlement in accordance with Section 4. The Participant shall have no direct or secured claim in any specific assets of the Company that may become issuable to the Participant under Section 4, and shall have the status of a general unsecured creditor of the Company. THIS AWARD IS CONDITIONED ON THE PARTICIPANT SIGNING THIS AGREEMENT VIA E-SIGNATURE (AS DESCRIBED AT THE END OF THIS AGREEMENT) WITHIN 45 DAYS OF THE GRANT DATE, WHICH THE PARTICIPANT ACCEPTS UPON HIS OR HER ELECTRONIC EXECUTION OF THIS AGREEMENT AS DESCRIBED BELOW, AND IS SUBJECT TO ALL TERMS,
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CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE PARTICIPANT COVENANTS SET FORTH ON EXHIBIT A HERETO THAT APPLY DURING THE PARTICIPANT’S EMPLOYMENT AND FOLLOWING A TERMINATION OF THE PARTICIPANT’S EMPLOYMENT FOR ANY REASON.
3.Vesting.
(a)Generally. Except as otherwise provided in this Section 3, the Cash-Based Award shall vest on [____] (the “Vesting Date”), provided that the Participant has been continuously employed by the Company from the Grant Date through the Vesting Date.
(b)Death; Disability. In the event that the Participant’s employment with the Company, Affiliate and/or any Subsidiary terminates due to the Participant’s death or Disability before the Vesting Date, to the extent any portion of the Cash-Based Award is not then vested, the entire Cash-Based Award shall immediately become fully vested on the date of such termination.
(c)Retirement. In the event that the Participant’s employment with the Company, Affiliate and/or any Subsidiary terminates due to the Participant’s Retirement after the first anniversary of the Grant Date and before the Vesting Date, to the extent any portion of the Cash-Based Award is not then vested, the Cash-Based Award shall continue to vest and become vested in accordance with Section 3(a) of this Agreement (as if the termination of employment had not occurred). If the Participant dies or incurs a Disability before the Cash-Based Award is fully vested, Section 3(b) shall apply as if the Participant had been employed on the date of death or Disability. For this purpose, whether a retired Participant has incurred a Disability will be determined by the Committee on a uniform basis employing criteria consistent with Section 2(q)(ii)(C) of the Plan.
(d)Involuntary Termination. In the event that the Participant’s employment with the Company, Affiliate and/or any Subsidiary terminates during the six month period preceding the Vesting Date but after the first anniversary of the Grant Date due to an Involuntary Termination by the Participant, a portion of the Cash-Based Award shall become vested equal to the fraction the numerator of which is the number of days that the Participant was continuously employed from the Grant Date through the date of such Involuntary Termination and the denominator of which is the number of days from the Grant Date through the Vesting Date.
(e)Change in Control.
(i)Article 17 of the Plan Governs. The provisions of Article 17 of the Plan shall apply in the event of a Change in Control.
(ii)24 Months After Change in Control. Any termination of the Participant’s employment occurring more than 24 months after a Change in Control shall be governed by the provisions of Section 3 of this Agreement other than Section 3(e)(i).

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(f)Divestiture. In the event that the Participant’s employment with the Company, Affiliate and/or any Subsidiary ceases upon the occurrence of a Divestiture after the first anniversary of the Grant Date and before the Vesting Date, a portion of the Cash-Based Award shall become vested equal to the fraction the numerator of which is the number of days that the Participant was continuously employed from the Grant Date through the date of the Divestiture and the denominator of which is the number of days from the Grant Date through the Vesting Date.
(g)Other Terminations. Except as otherwise provided under this Section 3 or under Section 11.2(b) of the Plan, in the event that the Participant’s employment with the Company, Affiliate and/or any Subsidiary terminates for any reason prior to the Vesting Date, any unvested portion of the Cash-Based Award shall be immediately forfeited, automatically cancelled and terminated.
4.Settlement.
(a)Payment in Cash. The Company (or its successor) shall settle the vested Cash-Based Award by paying to the Participant directly in cash the portion becoming vested pursuant to Section 3:
(i)General. As soon as may be practicable after the Vesting Date, but not later than March 15th of the taxable year of the Company following the Vesting Date in the case of vesting under Sections 3(a) or 3(c);
(ii)Death; Disability; Divestiture. Within 60 days (and during the taxable year designated by the Committee in its sole discretion, as may apply) following the Participant’s death, termination of employment due to Disability, or termination of employment due to a Divestiture;
(iii)Post-Change in Control Separation. Within 60 days following the Participant’s Involuntary Termination (not due to Disability) or a Resignation for Good Reason by the Participant as either may apply under Section 17(b) of the Plan; or
(iv)Change in Control. On the date of the Change in Control as may apply under Section 17(b)(iii) of the Plan.
(v)Special Conditions. The above provisions of this Section 4(a) to the contrary notwithstanding:
(1)Separation While Retirement Eligible. Any Separation from Service (other than due to death) at a time when the Participant was Retirement-eligible shall be treated as a Separation from Service due to Retirement.
(2)Non-Section 409A Change in Control; Termination Not a Separation from Service. In the event that a Change in Control does not satisfy

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Treasury Regulation Section 1.409A-3(i)(5), or the Participant’s employment termination due to an Involuntary Termination or a Divestiture is not a “separation from service” as defined by Section 409A, the payment shall be postponed until the earliest to occur of (A) a Treasury Regulation Section 1.409A-3(i)(5) event, (B) the Participant’s “separation from service” as defined by Section 409A, or (C) the date for settlement under Section 4(a)(i).
(b) Withholding Taxes. The Company may satisfy the statutory Federal, state and local withholding tax obligation (including the FICA and Medicare tax obligation) required by law with respect to the settlement of the Cash-Based Award (or other taxable event) by withholding from the amount payable to the Participant the amount of such required withholding.
5.No Transfer or Assignment. Except as otherwise provided in this Agreement, the Cash-Based Award and the rights and privileges conferred thereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) until the payment is delivered to the Participant or his designated representative.
6.Participant Covenants; Forfeiture. In consideration of this Award, the Participant agrees to the covenants, the Company’s remedies for a breach thereof, and other provisions set forth in the Participant Covenants, attached hereto, incorporated into, and being a part of this Agreement. The provisions of Section 3 to the contrary notwithstanding, in addition to any other remedy set forth in SECTION 7 of the Participant Covenants in Exhibit A, the Participant’s Cash-Based Award, whether or not then vested, shall be immediately forfeited and cancelled in the event of the Participant’s breach of any covenant set forth in SECTIONS 3, 4.1 or 4.2 of Exhibit A.
7.Miscellaneous Provisions.
(a)Clawback. The cash paid to the Participant shall be subject to any compensation deduction, cancellation, clawback or recoupment policies that are approved by the Board of Directors or by the Committee (whether approved prior to, on or after the grant of the Cash-Based Award) as such policies may be applicable to a covered employee from time to time, or as may be required to be made pursuant to any applicable currently effective or subsequently adopted law, government regulation or stock exchange listing requirement or any policy adopted by the Company or a subsidiary or affiliate of the Company pursuant to any such law, government regulation or stock exchange listing requirement which provides for such deduction, cancellation, clawback or recovery. Without limiting the generality of the foregoing, such policies may require the cancellation of an award to a Participant, or may require a Participant to repay amounts previously received by him or her pursuant to an award, in the event that either the Participant breaches any post-employment restrictive covenants or obligation, or if it is determined after termination of employment that the Participant could have been terminated for Cause, and may also provide for any amounts payable under an award to be offset by any amounts previously paid to the Participant under any incentive plan that are required to be repaid pursuant to any such deduction, cancellation, clawback or recoupment policies. To the

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maximum extent permitted by applicable law, the Participant consents to any such offset, deduction, cancellation, clawback or recoupment.
(b)No Retention Rights. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment or service of the Company for any period of time or interfere with or otherwise restrict in any way the rights of the Company or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment or service at any time and for any reason, with or without Cause.
(c)Notices. Any notice required or permitted by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company. To the extent provided by the Committee, notice may also be given by e-mail or other electronic means.
(d)Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; provided, if the Participant is bound by any restrictive covenant contained in a previously-executed agreement with the Company, such restrictions shall be read together with the Participant Covenants to provide the Company with the greatest amount of protection, and to impose on the Participant the greatest amount of restriction, allowed by law. No alteration or modification of this Agreement shall be valid except by a subsequent written instrument executed by the parties hereto; provided that for the Company, the written instrument must be signed by a Senior Vice President or above of ACCO Brands Corporation. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.
(e)Choice of Law; Venue; Jury Trial Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State, without giving effect to the choice of law provisions thereof. The Company and the Participant stipulate and consent to personal jurisdiction and proper venue in the state or federal courts of Cook County, Illinois and waive each such party’s right to objection to an Illinois court’s jurisdiction and venue. The Participant and the Company hereby waive their right to jury trial on any legal dispute arising from or relating to this Agreement, and consent to the submission of all issues of fact and law arising from this Agreement to the judge of a court of competent jurisdiction as otherwise provided for above.
(f)Successors.

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(i)Limitation on Assignment. This Agreement is personal to the Participant and, except as otherwise provided in Section 5 above, shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution, without the written consent of the Company executed by a Senior Vice President or above of ACCO Brands Corporation. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.
(ii)Company and Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.
(g)Severability. If any provision of this Agreement for any reason shall be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated; provided, however, if any provision of Exhibit A is found to be unenforceable, the entire Agreement will be null and void.
(h)Section 409A. Anything in this Agreement to the contrary notwithstanding:
(i)General. This Agreement shall be interpreted so as to comply with or satisfy an exemption from Section 409A. The Committee may in good faith make the minimum modifications to this Agreement as it may deem appropriate to comply with Section 409A while to the maximum extent reasonably possible maintaining the original intent and economic benefit to the Participant and the Company of the applicable provision.
(ii)Specified Employees. To the extent required by Section 409A(a)(2)(B)(i), payment of the Cash-Based Award to the Participant who is a “specified employee” that is due upon the Participant’s “separation from service” as defined by Section 409A shall be delayed and paid in a lump sum within seven (7) days (and the Company shall have sole discretion to determine the taxable year in which it is paid) after the earlier of the date that is six (6) months after the date of such “separation from service” as defined by Section 409A or the date of the Participant’s death after such “separation from service” as defined by Section 409A. For such purposes, whether the Participant is a “specified employee” shall be determined in accordance with the default provisions of Treasury Regulation Section 1.409A-1(i), with the “identification date” to be December 31 and the “effective date” to be the April 1 following the identification date (as such terms are used under such regulation).
(i)Headings; Interpretation. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

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By opening this Agreement and clicking the “Accept” button on the “Grant Acceptance: View/Accept Grant” screen (the Participant’s e-signature, the legal equivalent of his/her handwritten/wet signature), the Participant:
(1)Acknowledges that he or she is the authorized recipient of this Agreement and that he or she has properly accessed the E*Trade online system by use of the username and password created by the Participant;
(2)Acknowledges that he or she has read and understands the 2019 ACCO Brands Corporation Incentive Plan Cash-Based Award Agreement in its entirety, including Exhibit A, and has also read and understands the 2019 ACCO Brands Corporation Incentive Plan, which he or she understands will control in the event of any discrepancy between the Agreement and the Plan; and
(3)Accepts and agrees to the terms and conditions of the 2019 ACCO Brands Corporation Incentive Plan Cash-Based Award Agreement in its entirety, including Exhibit A, and the 2019 ACCO Brands Corporation Incentive Plan.
[Signature page follows]

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ACCO Brands Corporation	PARTICIPANT
Name: Boris Elisman Title: Chief Executive Officer	_______________________________

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